Exhibit 99.(a)(1)(iv)

Supplement to

Offer to Purchase dated April 20, 2010

KEMET Corporation

Offer To Purchase For Cash
Up to $40,500,000 of
2.25% Convertible Senior Notes due 2026
(CUSIP Nos. 488360 AA6 and 488360 AB4)
As set forth in the Original Offer to Purchase

This tender offer and your withdrawal rights will expire at 11:59 p.m., New York City time, on May 17, 2010, unless extended by KEMET Corporation (such time and date, as the same may be extended, the “Expiration Date”) or unless earlier terminated by the Company. Your acceptance of the tender offer may only be withdrawn prior to the Expiration Date under the circumstances described in this Offer to Purchase and in the Letter of Transmittal.

This Supplement to Offer to Purchase (this “Supplement”) amends, modifies and supersedes certain information included in the offer to purchase, dated April 20, 2010 (the “Original Offer to Purchase”) relating to an offer by KEMET Corporation, a Delaware corporation (the “Company”) to purchase for cash, upon the terms and subject to the conditions set forth in the Original Offer to Purchase and the related Letter of Transmittal, up to $40,500,000 in aggregate principal amount of the Company’s  2.25% Convertible Senior Notes due 2026 (the “Notes”) (CUSIP Nos. 488360 AA6 and 488360 AB4) at a purchase price equal to $935 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased.

Pursuant to the Original Offer to Purchase, the tender offer was conditioned upon, among other conditions set forth therein, the receipt by the Company of proceeds from a concurrent debt financing whereby the Company issued debt in an aggregate principal amount of at least $225,000,000 (the “Funding Condition”).  On May 5, 2010, the Company completed a private placement of $230,000,000 in aggregate principal amount of the Company’s 10.5% Senior Notes due 2018 the (“Senior Notes”) to several initial purchasers represented by Banc of America Securities LLC pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Closing”).

As a result, the Funding Condition has been achieved, and the tender offer is no longer conditioned upon satisfaction thereof.  The Original Offer to Purchase is hereby generally amended to remove any reference to the Funding Condition as a condition to the tender offer and the Company’s obligation to pay for the Notes validly tendered and not validly withdrawn.

The section entitled “Cautionary Statement regarding Forward-Looking Statements” in the Original Offer to Purchase is also hereby amended to (i) delete the words “within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act” in the first sentence of the first paragraph of that section and (ii) replace the last sentence of the first paragraph of that section with “The statements are representative only as of the date they are made, and we undertake no obligations to update any forward-looking statement except as may be required by Rule 13e-4(d)(2) under the Exchange Act.”

The Original Offer to Purchase and accompanying letter of transmittal are also hereby amended generally to clarify that the statements in the Original Offer to Purchase and letter of transmittal that state that the Offer to Purchase is not being made to holders of Notes in any jurisdiction where the making or acceptance of this tender offer would not comply with the laws of such jurisdiction only refers to holders in the various states or localities of the United States where the making or acceptance of the tender offer does not comply with the applicable state or local laws.

This Supplement should be read in conjunction with the Original Offer to Purchase.  Except for the changes described herein, all other terms of the Original Offer to Purchase remain the same.  See “Certain Consequences to

Holders of Notes Not Tendering upon Success of the Tender Offer and the Related Transactions” and “Certain Consequences to All Holders of Notes upon Failure of the Tender Offer and the Related Transactions” beginning on page 19 of the Original Offer to Purchase for a discussion of certain consequences that should be considered in evaluating the tender offer.

NONE OF THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ALL OR ANY PORTION OF THEIR NOTES

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or any related documents. Any representation to the contrary is a criminal offense.

The dealer manager for the tender offer is:

BofA Merrill Lynch

May 10, 2010